SEPARATION AGREEMENT and RELEASE

This Separation Agreement and Release (“Agreement”) affects an agreeable termination in connection with resignation from employment of Margaret Thomas (“Executive”) from Ambassadors Group, Inc. (“Company”), as well as resolution of any claims, known and unknown, now existing between the parties. Executive and Company agree as follows:

1.
Resignation and Release from Employment. Executive tenders her resignation, and Company accepts such resignation, so that Executive is released from full time employment effective February 25, 2013 (the “Release Date”).  Executive and Company are parties to Severance Plan and Agreement dated March 9, 2011 (the “Severance Agreement”).  Executive and Company agree that:

a.
Executive’s resignation will be treated as a Termination for Good Reason under the Severance Agreement.  Both parties acknowledge that they have agreed there is Good Reason for resignation and neither party will contest such finding;

b.	There has not been a “Change of Control” as defined in the Severance Agreement. Neither party will contend in any proceeding that there has been a Change of Control;

c.	Executive’s resignation is effective on the Release Date; and

d.
Executive’s compensation as provided in this Agreement is based on the termination payments provided for in Section 1 of the Severance Agreement.  Because there has not been a Change of Control, Executive will not receive enhanced termination payments provided for under Section 1(a) of the Severance Agreement.

2.	Payment. In consideration for each of the terms of this Agreement, Company will provide Executive with the following payments:

a.
$1,153.84 representing Executive’s accrued salary and $31,924.03 of accrued vacation through the Release Date.  The bonus, accrued salary,  and accrued vacation will be paid in accordance with Company’s normal payroll practices for terminating employees;

b.
$150,000 representing Executive’s base salary for the 6 month period after the Release Date at the annual rate in effect as of the Release Date.  Company will pay this amount to Executive on March 28, 2013;

c.
$180,000 representing an amount equal to the Executive’s “Target Annual Bonus” for 2013.  Target Annual Bonus is defined in the Severance Agreement and it payable whether or not the target is met and whether or not other Executives receive a bonus.  Company will pay this amount to Executive in accordance with, and at the same time as, its normal payroll practice for other Company executives;

d.
Up to $2,834.72 representing the projected cost of Executive’s medical insurance under COBRA for the 6 month period immediately following the Release Date, to be paid on March 28, 2013.  Executive will be eligible to continuation of Company’s health care benefits as set forth in COBRA for 18 months after the Release Date if Executive elects continuation benefits, with the cost after the initial 6 months borne solely by Executive;

The payments provided for in this Section 2 are in lieu of any payments under the Severance Agreement.  Executive’s entitlement to benefits under Section 2 (other than Section 2(a))  is conditioned on the release of claims described in this Agreement being signed and irrevocable prior to the scheduled date of payment. All payments under this Section 2 shall be subject to the applicable withholding requirements of all appropriate governmental authorities and to other deductions as applicable.

3.
Stock Compensation.   All of Executive’s unvested stock options and stock grants shall fully vest on the Release Date.  As a result of this vesting, Executive will own a total of 78,276 vested shares of Restricted Stock and 226,930 vested options as of such date. Expiration of stock options and stock grants will then be governed by the terms of the grants and the plans under which the grants were made.

4.
Other Employment; Confidentiality, Noncompetition and Nonsolicitation.  Executive is free to secure other employment elsewhere at any time after the Release Date, but shall comply with the obligations set forth in Sections 2 through 8 of the Severance Agreement for the periods set forth in such Sections.  Company will have the right to enforce such obligations using the remedies permitted under the Severance Agreement.

5.	Releases and Covenant Not to Sue.

a.
By Executive.  Except as to any dispute arising out of the performance of this Agreement or of obligations under the Severance Agreement continued by this Agreement, Executive agrees that she will not initiate or cause to be initiated against Company (or any of its agents, servants, elected officials or any person or entity acting by, through, under or in concern with it) (collectively referred to as “Released Parties”) any lawsuit, compliance review, action, grievance proceeding or appeal, investigation or proceeding of any kind, or participate in same, individually or as a representative or a member of a class, under any contract (express or implied) law or regulation (federal, state or local), pertaining or in any way related to her employment with Company.

b.
By Company.  Except as to any dispute arising out of the performance of this Agreement or of obligations under the Severance Agreement continued by this Agreement, Company agrees that, pursuant to this Agreement, it releases and forever discharges Executive from any and all claims, demands, damages, causes of action, and any liability whatsoever on account of or in any manner arising out of Executive’s employment by Company or termination of such employment

6.
Release of Damages.  Except as to any dispute arising out of the performance of this Agreement or of obligations under the Severance Agreement continued by this Agreement, Executive agrees that, pursuant to this Agreement, she releases and forever discharges Released Parties from any and all claims, demands, damages, causes of action, and any liability whatsoever on account of or in any manner arising out of Executive’s employment by Company or termination of such employment with Released Parties. By way of example only, and without limiting this release, Executive releases the Released Parties from any cause of action, right, claim or liability under the Age Discrimination in Employment Act, Title VII of the 1964 Civil Rights Act, as amended, the Fair Labor Standards Act, the United States Constitution or Arizona Constitution, the Arizona Civil Rights Act, and any other equal employment opportunity law or statute, any common law claim including wrongful discharge, imply or express contract, the covenant of good faith and fair dealing, or any other claim in tort or contract arising under the law.

7.
Bar. Executive and Company each agree that this Agreement may be pleaded as a complete bar to any action or suit by the other before any court or administrative body, with respect to any claim under federal, state or other law relating to Executive’s employment by Company or termination of such employment.

8.	Indemnification.

a.
Executive and Company each agree (as an “indemnitor”) to indemnify and hold the other harmless from any and against all loss, costs, damages or expenses, including without limitation, attorney’s fees, arising out of indemnitor’s breach of this Agreement or the fact that any representation made by indemnitor herein was false when made.

b.
Nothwithstanding the releases and bar set forth in Sections 5, 6, and 7, nothing in this Agreement shall reduce or eliminate Executive’s right to seek and receive indemnification for expenses incurred and losses suffered as a result of claims made against Executive arising out of Executive’s service to Company (or to another entity at Company’s request) as an officer, director or employee.  Executive may seek, and Company will provide such indemnification in accordance with and subject to Company’s organizational documents, policies and agreeements with Executive governing indemnification of Executive (and other Company officers and directors) in effect on the Release Date (the “Indemnification Policies”).  Executive’s rights to indemnification shall be limited; Company shall have the right to contest its obligation to provide indemnification; Company shall be entitled to seek to recover amounts paid if indemnification is found to be inappropriate; and Company shall have the right to assume the defense of claims all in accordance with the Indemnification Policies.

9.	References. Executive agrees to inform all prospective employers that requests for references will be directed in writing to Company’s Chairman of the Board of Directors.

10.
Confidentiality of Agreement. Executive and Company each agree to keep both the existence and terms of this Agreement completely confidential, and to not disclose the contents of this Agreement to anyone except their respective attorneys, accountants and spouses, unless required to do so by law.  Because of Company’s status as a public company and Executive’s position as Principal Executive Officer, Executive acknowledges that disclosure may be required under applicable securities laws and consents to such disclosure to the extent Company’s counsel advises Company that it is necessary.

11.
Non-Disparagement.  Executive and Company each agree to not engage in oral or written comments of a disparaging nature regarding the other, to any third party, including, without limitation, their own or the other’s employers, employees, officers, directors, contractors, customers or any other person related to their respective employment or business.

12.	Denial of Liability. No provision of this Agreement shall be construed as an admission by Executive or Company of improper conduct, omissions or liability.

13.
Notice of Time for Reflection and Waiver. Executive acknowledges that she has fully discussed all aspects of this Agreement with her advisor. Executive agrees that she has carefully read and fully understands all of the provisions of this Agreement and that she is voluntarily entering into this Agreement. Executive is advised that, prior to waiving claims she may have under the Age Discrimination Act, she may take up to twenty-one (21) days to consider this Agreement before signing, and she may revoke this Agreement within seven (7) days after she signs this Agreement. In the event this agreement is signed prior the expiration of 21 days, Executive acknowledges that she voluntarily and knowingly agrees to waive her entitlement to take 21 days to consider this agreement for the purpose of expediting the settlement. Executive is encouraged to seek the advice of an advisor.

14.	Complete Agreement. This Agreement sets forth the entire Agreement between the parties hereto.

15.	Choice of Law. This Agreement shall be construed, enforced, and governed by the laws of the State of Washington, without regard to its conflicts of law principles.

16.
Application of Section 409A.   It is intended that amounts payable under this Separation Agreement and Release are exempt from Section 409A of the Code, and the Agreement will be interpreted to effectuate that intent.  If Section 409A is nonetheless applicable, this Separation Agreement and Release will be interpreted to comply with Section 409A of the Code, and it is to be applied  and administered in accordance with Section 9 of Executive’s Severance Plan and  Agreement dated March 9, 2011 describing compliance with Section 409A.

17.
Severability. Should any provision of this Agreement be declared or determined by the Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal part, term or provision shall be deemed not to be a part of this Agreement.

DATE: February 25, 2013	By: /s/	Magaret Thomas
Ambassadors Group, Inc.,

DATE: February 25, 2013	By: /s/	James M. Kalustian, Charinan of the Board